Filed pursuant to Rule 424(b)(3)

Registration No. 333-268800

Prospectus Supplement No. 3 Dated June 9, 2023

(To Prospectus Dated April 7, 2023)

1,942,800 Shares of Common Stock Underlying Previously Issued Warrants

______________________________________________

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) updates and supplements the prospectus of Edible Garden AG Incorporated (the “Company,” “we,” “us,” or “our”) dated April 7, 2023, as updated and supplemented by Prospectus Supplement No. 1 dated April 11, 2023, and Prospectus Supplement No. 2 dated May 15, 2023 (the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission (the “SEC”):

A. Our Current Report on Form 8-K filed on June 9, 2023.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 7 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 9, 2023.

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed on June 9, 2023	A

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Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2023

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-41371	85-0558704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519, Belvidere, New Jersey	07823
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 750-3953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2023, at an annual meeting of stockholders (the “Annual Meeting”) of Edible Garden AG Incorporated (the “Company”), the stockholders of the Company approved the First Amendment (the “Plan Amendment”) to the Company’s 2022 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance thereunder by 300,000 shares and extend the term of the Plan until June 8, 2033.

A detailed summary of the material features of the Plan Amendment is set forth in the Company’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on April 26, 2023 (the “Proxy Statement”). That summary is qualified in its entirety by reference to the text of the Plan, which is filed as Appendix B to the Proxy Statement, and the text of the Plan Amendment, which is filed as Exhibit 10.1 hereto, both of which are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Annual Meeting, the stockholders approved an amendment (the “Certificate of Amendment”) to the Company’s Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock, par value $0.0001 per share, (the “common stock”), from 6,666,667 shares to 10,000,000 shares. Following this approval, the Company filed the Certificate of Amendment with the Secretary of State of the State of Delaware and it became effective on June 8, 2023. The effectiveness of the Certificate of Amendment does not have any effect on the voting power or other rights of stockholders, and it will not have any dilutive effect on the proportionate voting power of existing stockholders unless additional shares are issued.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is filed hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the proposals set forth below were submitted to the Company’s stockholders. The number of shares of common stock entitled to vote at the Annual Meeting was 2,448,717. The number of shares of common stock present or represented by proxy at the Annual Meeting was 1,494,468. The voting results for the proposals are as follows:

1.

The Company’s stockholders elected five directors, each for a one-year term and until their successors have been duly elected and qualified. The number of shares that: (i) voted for the election of each such director; (ii) withheld authority to vote for each such director; and (iii) represented broker non-votes with respect to each such director is summarized in the table below.

DIRECTOR NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
James E. Kras	679,340	69,502	745,626
Michael James	679,605	69,237	745,626
Pamela DonAroma	678,944	69,898	745,626
Mathew McConnell	679,947	68,895	745,626
Ryan Rogers	679,753	69,089	745,626

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2.

The Company’s stockholders ratified the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The number of shares that voted for, against and abstained from voting for the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 is summarized in the table below.

FOR	AGAINST	ABSTAIN
1,439,304	51,364	3,800

3.

The Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect an increase in the total number of authorized shares of common stock from 6,666,667 shares to 10,000,000 shares. The number of shares that voted for, against, and abstained from voting for this proposal is summarized in the table below.

FOR	AGAINST	ABSTAIN
1,320,388	172,592	1,488

4.

The Company’s stockholders approved the Plan Amendment. The table below summarizes the number of shares that voted for, against and abstained from voting on the proposal to approve the Plan Amendment, as well as the number of shares representing broker non-votes with respect to such proposal.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
727,977	129,868	1,058	635,565

Broker non-votes represent shares held by broker nominees for beneficial owners that were not voted because the broker nominee did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares on a non-routine proposal.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Certificate of Incorporation filed June 8, 2023
10.1	First Amendment to the Edible Garden AG Incorporated 2022 Equity Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: June 9, 2023		/s/ Michael James
	Name:	Michael James
	Title:	Chief Financial Officer

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EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
EDIBLE GARDEN AG INCORPORATED

EDIBLE GARDEN AG INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

FIRST: The name of the corporation is Edible Garden AG Incorporated (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 2021.

THIRD: Article Four of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to provide as follows:

“The total number of shares of capital stock which the Corporation has authority to issue is Twenty Million (20,000,000). These shares shall be divided into two classes, with Ten Million (10,000,000) shares designated as Common Stock, par value $0.0001 per share (the “Common Stock”) and Ten Million (10,000,000) shares designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors of the Corporation may determine from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for, purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.”

FOURTH: This amendment has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with Section 242 of the General Corporation Law.

[Signature page follows.]

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In Witness Whereof, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer on this 8th day of June, 2023.

By:	/s/ James Kras
James Kras
President and Chief Executive Officer

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EXHIBIT 10.1

FIRST AMENDMENT

TO THE

EDIBLE GARDEN AG INCORPORATED

2022 EQUITY INCENTIVE PLAN

The Edible Garden AG Incorporated 2022 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective June 8, 2023:

1. Section 5.1(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a) Available Shares. Subject to adjustment as provided in Section 11, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be 350,000.”

2. The last sentence of Section 7.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

“The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 350,000.”

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